Exhibit 99.1

                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           RESULTS OF ANNUAL MEETING AND FIRST QUARTER NET INCOME

Red Bank, N.J. February 13, 2008 -- North European Oil Royalty Trust (NYSE-
NRT) reported that at the Annual Meeting of Unit Owners held today in New York, unit owners re-elected the currently serving Trustees: Robert P. Adelman, Samuel M. Eisenstat, Lawrence A. Kobrin, Willard B. Taylor and Rosalie J. Wolf. The two proposed amendments to the Trust Agreement, previously submitted to the unit owners, were approved.

Net income for the first quarter of fiscal 2008 was reported at the Annual Meeting and appears below, compared with the first quarter of fiscal 2007

                                First Fiscal      First Fiscal    Percentage
                                  Quarter            Quarter        Change
                                Ended 1/31/08     Ended1/31/07
                                -------------     ------------    ----------

German Royalties Received        $7,215,083        $8,483,387      -14.95%
Net Income                       $6,979,325        $8,260,186      -15.51%
Net Income per Unit                $0.76             $0.90         -15.56%
Distribution per Unit              $0.76             $0.89         -14.61%

Net income in the first quarter of 2008 was lower than the first quarter 2007 due to declines in both gas sales and gas prices, in part offset by a stronger Euro.

                                 First Fiscal     First Fiscal     Percentage
                                   Quarter          Quarter          Change
                                Ended 1/31/08    Ended 1/31/07
                                -------------    -------------     ----------
Mobil Agreement:
    Gas Sales(Bcf)(1)            14.251 Bcf        17.512 Bcf        -18.62%
    Gas Prices(Ecents/Kwh)(2)  2.0876 Ecents/Kwh 2.2673 Ecents/Kwh   -7.93%
    Gas Prices($/Mcf)(3)         $8.83/Mcf         $8.51/Mcf         +3.72%

OEG Agreement:
    Gas Sales(Bcf)(1)            34.716 Bcf        41.976 Bcf        -17.3%
    Gas Prices(Ecents/Kwh)(2)  2.1921 Ecents/Kwh  2.4017 Ecents/Kwh  -8.73%
    Gas Prices($/Mcf)(3)         $9.06/Mcf         $8.80/Mcf         +2.98%

Average Exchange Rate            $1.4694           $1.3054           +12.56%

(1) Billion cubic feet
(2) Euro cents per Kilowatt hour
(3) Dollars per thousand cubic feet

The previously declared distribution of 76 cents per unit will be paid on February 27, 2008 to owners of record as of February 15, 2008. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com.